Exhibit 99.1

CervoMed Reports Third Quarter 2025 Financial Results and Provides Corporate Updates

Aligned with U.S Food and Drug Administration (FDA) on design of planned Phase 3 clinical trial of neflamapimod in patients with dementia with Lewy bodies (DLB)

Reported 32-week data from Phase 2b RewinD-LB trial showing neflamapimod treatment in patients with DLB had a durable beneficial effect on clinical progression and resulted in substantial reductions in plasma levels of a well-established biomarker of neurodegeneration

Meeting with global regulators in coming months and preparing for global pivotal trial initiation in second half of 2026

Initial biomarker data from Phase 2a trial in a sub-type of frontotemporal dementia (FTD) and topline results from Phase 2a trial in recovery after stroke expected in 2026

Boston – November 10, 2025 – CervoMed Inc. (NASDAQ: CRVO), a clinical stage company focused on developing treatments for age-related brain disorders (CervoMed or the Company), today reported its financial results for the third quarter ended September 30, 2025, and provided corporate updates.

“In the past nine months, CervoMed has made remarkable strides, culminating in our recent alignment with the FDA on key aspects of the design of our planned Phase 3 clinical trial in DLB” said John Alam, M.D., Chief Executive Officer of CervoMed. “Our 32-week treatment data from the RewinD‑LB trial announced during the third quarter and in early October demonstrated a sustained beneficial effect on clinical progression and a substantial effect on an established biomarker of neurodegenerative disease activity. The combination of the results observed in our Phase 2a and 2b trials and our recent alignment with the FDA fuels our optimism and reinforces our commitment to developing a much-needed therapy for patients, caregivers, and families facing DLB. We believe neflamapimod has the potential to transform the treatment landscape for DLB by treating the cognitive and functional decline that defines this devastating disease and that these recent milestones have brought us closer to delivering the first approved therapy for patients with DLB in the United States.”

Recent Highlights and Anticipated Milestones

•

In November 2025, CervoMed announced alignment with the FDA on a registration path for neflamapimod in DLB. The FDA’s feedback will enable CervoMed to proceed with the proposed endpoints, patient enrichment strategy, and other key aspects of the Company’s proposed Phase 3 trial design to support a potential New Drug Application. The full announcement is available here.

•

In July 2025, the Company presented 32-week treatment results from the RewinD-LB trial at the Alzheimer’s Association International Conference in Toronto, Canada. These results further supported neflamapimod’s potential to deliver meaningful clinical benefit, improving both cognitive and functional outcomes - including a 64% risk reduction in clinically significant worsening (>= 1.5-point increase in Clinical Dementia Rating Sum of Boxes (CDR-SB)) compared to control over 32 weeks of neflamapimod treatment (p<0.001) in patients with low likelihood of Alzheimer’s disease (AD) co-pathology (plasma ptau181 =< 21.0 pg/mL at screening) – and showing a beneficial treatment effect on plasma glial fibrillary acidic protein (GFAP), a well-established biomarker of neurodegeneration. The full presentation of these results is available here.

•

In September 2025, the potential benefits of neflamapimod for the treatment of DLB were highlighted in a presentation on advances in DLB drug development at the 150th Annual American Neurological Association conference by Dr. James E. Galvin, MD, MPH, Professor of Neurology at the Miller School of Medicine in Miami, Co-Principal Investigator of the RewinD-LB trial and member of the Board at the Lewy Body Dementia Association. A link to the neflamapimod section of the presentation is available here.

•

In October 2025, the Company announced additional data from its Phase 2b RewinD-LB trial including results from a within-subject analysis demonstrating significant improvement relative to placebo on mean change in CDR-SB in participants with low likelihood of likelihood of having AD co-pathology (plasma ptau181 =< 21.0 pg/mL at screening), which will also be the primary endpoint and screening plasma ptau181 exclusion threshold in the Company’s planned Phase 3 trial in DLB. The within-subject analysis also demonstrated significant reduction in plasma GFAP levels, an effect that was correlated to treatment response assessed by CDR-SB. The full announcement is available here.

•	In October 2025, CervoMed announced the appointment of Matthew Winton, Ph.D., as Chief Commercial and Business Officer and the appointment of David Quigley to its Board of Directors.

Third Quarter 2025 Financial Results

Cash Position: As of September 30, 2025, CervoMed had approximately $27.3 million in cash, cash equivalents, and marketable securities, as compared to $38.9 million as of December 31, 2024. Based on its current operating plan, CervoMed believes its cash, cash equivalents, and marketable securities on hand as of September 30, 2025, will enable the Company to fund its planned operating expenses and capital expenditure requirements into the third quarter of 2026.

Grant Revenue: In January 2023, CervoMed was awarded a $21.0 million grant from the National Institute on Aging to support the RewinD-LB trial and, in August 2024, CervoMed was awarded an additional $0.3 million under the grant. Grant revenue was approximately $0.3 million for the three months ended September 30, 2025, compared to approximately $1.9 million for the same period in 2024. The decrease is due to the completion of the initial phase of the RewinD-LB trial and transition to the extension phase in late 2024, followed by the subsequent completion of the extension phase in mid-2025.

Research and Development (R&D) Expenses: R&D expenses for the quarter ended September 30, 2025, were approximately $6.0 million, compared to approximately $5.1 million in the same period in 2024. The aggregate $0.9 million increase in R&D expenses was primarily due to an increase of $1.1 million in personnel costs, driven by higher headcount and outsourced consulting costs, an increase of $0.8 million in other R&D costs, driven by increased chemistry, manufacturing, and controls activities to evaluate, analyze and address the drug product issue identified in December 2024, and an aggregate increase of $0.6 million in costs related to our recovery after stroke and FTD programs. These increases were offset by a $1.6 million decrease in costs related to our neflamapimod DLB program, driven by our recent completion of the RewinD-LB trial.

General and Administrative (G&A) Expenses: G&A expenses were approximately $2.3 million during the three months ended September 30, 2025, versus approximately $2.2 million in the same period in 2024. The increase was primarily due to a $0.1 million increase in stock-based compensation.

Net Loss: Net loss was approximately $7.7 million for the three months ended September 30, 2025, compared to net loss of approximately $4.8 million for the same period in 2024.

About CervoMed

CervoMed is a clinical-stage company developing treatments for age-related brain disorders. Its lead drug candidate – neflamapimod – is an oral, small molecule targeting critical disease processes underlying degenerative disorders of the brain by inhibiting a key enzyme involved in neuroinflammation and neurodegeneration. CervoMed’s recently completed Phase 2b RewinD-LB trial evaluated neflamapimod in DLB patients who have a low likelihood of AD co-pathology, and the Company plans to initiate a global, pivotal Phase 3 trial in the same patient population in the second half of 2026.

About Neflamapimod
Neflamapimod is an investigational, orally administered small-molecule drug that readily crosses the blood–brain barrier and selectively inhibits the alpha isoform of p38 MAP kinase, a key driver of neuroinflammation and synaptic dysfunction. By targeting the critical disease processes underlying degenerative disorders of the brain, neflamapimod has the potential to reverse synaptic dysfunction, improve neuron health, and slow or prevent disease progression. Neflamapimod is currently in clinical development for the treatment of DLB, recovery after ischemic stroke, and frontotemporal dementia.

In non-clinical studies, neflamapimod restored synaptic function within the basal forebrain cholinergic system, the brain region most affected in DLB. Across Phase 1 and 2 clinical trials involving more than 800 participants, the drug has been generally well tolerated and demonstrated consistent signals of efficacy. In the 91-patient Phase 2a AscenD-LB trial, neflamapimod significantly improved dementia severity and functional mobility in patients with DLB. Results from the 159-patient Phase 2b RewinD-LB trial, a 16-week randomized, double-blind, placebo-controlled trial followed by a 32-week open-label extension, further supported neflamapimod’s potential to deliver meaningful clinical benefit, improving both cognitive and functional outcomes and showing a positive effect on a key blood biomarker of neurodegeneration during the extension phase. Across both studies, the greatest benefits were observed in patients with “pure” DLB – those without AD co-pathology. Collectively, these findings underscore the therapeutic promise and scientific validity of neflamapimod as a potential treatment for DLB and other degenerative brain disorders.

Forward-Looking Statements
This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to: the therapeutic potential of neflamapimod, including the degree of sustainability of any therapeutic effects; the anticipated timing and achievement of clinical and development milestones, including the Company’s announcement of any meeting or correspondence between the Company and the FDA or other regulatory bodies; any other expected or implied benefits or results, including that any initial clinical results observed with respect to neflamapimod in the RewinD-LB trial will be replicated in later trials, including the Company’s planned Phase 3 clinical trial evaluating the efficacy and safety of neflamapimod in patients with DLB; the timing of the initiation of, and the design and endpoints of, any potential future trials, including the Company’s planned Phase 3 clinical trial evaluating the efficacy and safety of neflamapimod in patients with DLB; the Company’s need to acquire sufficient funding for any Phase 3 trial of neflamapimod in DLB; expectations with respect to neflamapimod, including the timing of any regulatory submissions and potential approvals thereof, if any; the timing of the Company’s potential submission of an NDA, if any; and the potential market for any DLB treatment that may be approved in the future. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “might,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources and the availability of additional funds on acceptable terms; the results of the Company’s clinical trials, including RewinD-LB; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the FDA; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (SEC) on March 17, 2025, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Investor Contact:

PJ Kelleher

LifeSci Advisors

Investors@cervomed.com

617-430-7579

CervoMed Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$9,437,400	$8,999,496
Marketable securities	17,856,688	29,922,523
Prepaid expenses and other current assets	1,685,972	1,905,360
Deferred offering costs	269,331	—
Grant receivable	1,361,387	2,254,231
Total current assets	30,610,778	43,081,610
Total assets	$30,610,778	$43,081,610
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,349,219	$1,511,440
Accrued expenses and other current liabilities	3,250,095	2,367,842
Total liabilities	4,599,314	3,879,282
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Series A preferred stock $0.001 par value: 30,000,000 authorized at June 30, 2025 and December 31, 2024, 0 shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value: 1,000,000,000 shares authorized at June 30, 2025 and December 31, 2024: 9,252,719 and 8,702,719 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	9,252	8,702
Additional paid-in capital	115,606,949	109,868,913
Accumulated other comprehensive (loss) income	5,824	56,197
Accumulated deficit	(89,610,561)	(70,731,484)
Total stockholders' equity	26,011,464	39,202,328
Total liabilities and stockholders' equity	$30,610,778	$43,081,610

CervoMed Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Grant revenue	$322,569	$1,939,751	$3,997,784	$7,575,972
Operating expenses:
Research and development	6,040,442	5,125,097	15,986,865	11,711,746
General and administrative	2,326,326	2,210,927	7,974,277	6,850,536
Total operating expenses	8,366,768	7,336,024	23,961,142	18,562,282
Loss from operations	(8,044,199)	(5,396,273)	(19,963,358)	(10,986,310)
Other income (expense):
Other expense	(1,227)	(3,440)	(11,618)	(3,717)
Interest income	318,787	646,172	1,095,899	1,405,246
Total other income, net	317,560	642,732	1,084,281	1,401,529
Net loss	$(7,726,639)	$(4,753,541)	$(18,879,077)	$(9,584,781)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.84)	$(0.55)	$(2.10)	$(1.22)
Weighted average shares outstanding, basic and diluted	9,252,719	8,702,764	8,970,668	7,861,757
Net loss:
Net unrealized loss on marketable securities	6,607	142,864	(50,373)	123,162
Total comprehensive loss	$(7,720,032)	$(4,610,677)	$(18,929,450)	$(9,461,619)